EXHIBIT 99.1

OSI Systems Responds to Media Reports Regarding Testing of AIT Systems

HAWTHORNE, CA. — November 15, 2012 — OSI Systems, Inc. (NASDAQ: OSIS), a vertically-integrated provider of specialized electronics and services, announced today that on November 9, 2012 Rapiscan Systems, its Security division, was delivered a show cause letter from the U.S. Transportation Security Administration (TSA). The letter, which pertains to a privacy system Rapiscan was developing under contract for the TSA, alleges that Rapiscan did not disclose issues related to the development process in a timely or complete manner. Contrary to some press reports, Rapiscan did not falsify test data; in fact, TSA testimony to Congress today confirms that this was at all times a government controlled test and that Rapiscan could not have manipulated any test data.

Furthermore, the evidence shows that Rapiscan delivered for testing the exact configuration previously disclosed to TSA and which TSA had approved.

“At no time did Rapiscan Systems falsify test data or engage in any fraudulent conduct,” OSI Systems President and CEO, Deepak Chopra, commented. “We take the matter very seriously and are fully cooperating with the TSA during this process.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance.  Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control, that may cause actual results may differ materially from those described in or implied by any forward-looking statement.  All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws.  For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. SOURCE: OSI Systems, Inc.

OSI Systems Inc

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com